EXHIBIT 24


                          CONFIRMING STATEMENT



This statement confirms that the undersigned, Joseph R. Massaro, has authorized and designated Seth H. Hoogasian, Barbara J. Lucas,
John A. Piccione,and Sharon J. Schlesinger to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto)that the undersigned may be required to file with the U. S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of THERMO
FISHER SCIENTIFIC INC. The authority of Seth H. Hoogasian,
Barbara J. Lucas, John A. Piccione, and Sharon J. Schlesinger under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of THERMO FISHER
SCIENTIFIC INC., unless earlier revoked in writing. The undersigned acknowledges that Seth H. Hoogasian, Barbara J. Lucas, John A. Piccione, and Sharon J. Schlesinger are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange
Act of 1934.






Date: November 7, 2006

      /S/Joseph R. Massaro
      ____________________